Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-137311 and 333-151428) and on Form S-3 (File Nos. 333-149319 and 333-164346), of RAM Energy Resources, Inc. of our report dated March 10, 2010 relating to the consolidated financial statements of RAM Energy Resources, Inc. as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, and to our report dated March 10, 2010 on the effectiveness of RAM Energy Resources, Inc.’s internal control over financial reporting as of December 31, 2009, which appear in the Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ UHY LLP

Houston, Texas

March 10, 2010